EXHIBIT 21

HANMI FINANCIAL CORPORATION

SUBSIDIARIES OF THE REGISTRANT

State of
Subsidiary	Incorporation

Hanmi Bank	California
Chun-Ha Insurance Services, Inc.	California
All World Insurance Services, Inc.	California